56 Arrandale Road
Rockville Centre, N.Y. 11570
January 12, 2012

American Defense Systems Inc.
To the Attention of the
Board of Directors

In accordance with Section 2.9 of the Company’s By Laws I hearby give notice of my resignation as a Director effective immediately.

I believe I have no choice but to step down at this time due to certain actions that have been taken by the Board which I am unable to agree with in my fiduciary capacity as a Director.

As a shareholder of the Company it is my continuing concern that any and all past and future decisions and actions taken by the Board must be prudent and in the shareholders’ best interests.

Respectfully submitted,

Richard P. Torykian, Sr.